The Law Offices of

RAUL SILVESTRE & ASSOCIATES

31200 Via Colinas, Suite 200
Westlake Village , CA   91362
(818) 597-7552
Fax (818) 597-7551

December 11, 2008

GenSpera, Inc.
9901 IH 10 West, Suite 800
San Antonio, TX 78230

Ladies and Gentlemen:

We have acted as counsel for GenSpera, Inc., a Delaware corporation (the “Company”) in connection with the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration and sale from time to time of up to 6,012,400 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) of which 4,490,000 have previously been issued and 1,522,400 are issuable upon the exercise of warrants (the “Warrants”). The Common Stock is to be offered and sold by the selling stockholders named in the Registration Statement (the “Selling Stockholders”). Such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

Based upon and subject to the foregoing, we are of the opinion that the previously issued Shares have been duly authorized validly issued, fully paid and non-assessable.  Additionally, when the Shares underlying the Warrants are issued and paid for in accordance with the terms of the Warrants, will have been duly authorized, be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm under the heading “Legal Matters” in the prospectus contained within the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We express no opinion as to any matters not expressly set forth herein.

Very truly yours,

/s/	Raul Silvestre & Associates, APLC